[CADWALADER LETTERHEAD]


                                 March 11, 1999




To the Persons Named on
Schedule 1 Hereto:

             Re:    NationsLink Funding Corporation,
                    Commercial Loan Pass-Through Certificates, Series 1999-LTL-1

Ladies and Gentlemen:

               We are rendering this opinion letter pursuant to Section 6(b) of that certain Underwriting Agreement, dated as of March 5, 1999 (the "Underwriting Agreement"), by and between NationsLink Funding Corporation ("NationsLink") and NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), as underwriter (in such capacity, the "Underwriter"), and Section 3(e) of that certain Private Placement Agency Agreement, dated as of March 5, 1999 (the "Placement Agreement"), by and between NationsLink and NationsBanc Montgomery, as placement agent (in such capacity, the "Placement Agent"). We have acted as special counsel to NationsLink in connection with (i) the issuance of NationsLink's Commercial Loan Pass-Through Certificates, Series 1999-LTL-1 (the "Certificates"), consisting of twelve classes: the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class X Certificates, the Class B Certificates, the Class C Certificates, the Class D
Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class R-I Certificates and the Class R-II Certificates; (ii) the sale by NationsLink and the purchase by the Underwriter pursuant to the Underwriting Agreement of the Class A-1, the Class A-2, the Class A-3, the Class X and the Class B Certificates (collectively, the "Publicly Offered Certificates"); and (iii) the sale by NationsLink through the Placement Agent pursuant to the Placement Agreement of the Class C, the Class D, the Class E, the Class F and the Class G Certificates (collectively, the "Privately Placed Certificates").

               The Certificates are being issued pursuant to that certain Pooling and Servicing Agreement, dated as of February 15, 1999 (the "Pooling and Servicing Agreement"), by and among NationsLink, as depositor, NationsBank, N.A. ("NationsBank"), as a mortgage loan seller, Capital Lease Funding, L.P. ("CLF"), as a mortgage loan seller, Midland Loan Services, Inc., as master servicer and as special servicer, LaSalle National Bank, as trustee (in such capacity, the "Trustee") and as REMIC Administrator (in such capacity, the "REMIC Administrator"), and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent"). Capitalized terms used and not otherwise defined herein have the meanings given to them in the Pooling and Servicing Agreement. The Certificates will evidence beneficial ownership interests in a trust fund (the "Trust Fund") the assets of which will consist of a pool of mortgage loans identified on Schedule I to the Pooling and Servicing Agreement, together with certain related assets.

               In rendering  the opinion set forth below,  we have  examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Prospectus Supplement and Prospectus, each dated March 5, 1999 and relating to the Publicly Offered Certificates, the Private Placement Memorandum dated March 5, 1999 relating to the Privately Placed Certificates, specimen forms of the Publicly Offered Certificates and the Privately Placed Certificates, and such certificates, corporate records and other documents, agreements, opinions and instruments, including, among other things, those delivered at the closing of the purchase and sale of the Publicly Offered Certificates and the Privately Placed Certificates, as we have deemed necessary as a basis for such opinion hereinafter expressed. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission through the EDGAR system to the printed document reviewed by us, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinion that were not known to us, we have relied upon statements, certificates and representations of officers and other representatives of NationsBank, NationsLink, CLF, the Trustee, the REMIC Administrator and NationsBanc Montgomery and their officers and other representatives, and of public officials.

               In rendering the opinion below, we do not express any opinion concerning the laws of any jurisdiction other than the substantive federal laws of the United States of America.

               Based upon and subject to the foregoing, we are of the opinion that, assuming compliance with all relevant provisions of the Pooling and Servicing Agreement as in effect on the Closing Date, (a) REMIC I and REMIC II will each qualify for treatment for federal income tax purposes as a "real estate mortgage investment conduit", as defined in Section 860D of the Code; (b) the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F and Class G Certificates will constitute "regular interests" in REMIC II and the Class R-II Certificates will constitute the sole class of "residual interest" in REMIC II within the meaning of the Code; and (c) the Class LA-1 Uncertificated Interest, Class LA-2 Uncertificated Interest, Class LA-3
Uncertificated   Interest,   Class  LWAC  Uncertificated   Interest,   Class  LB
Uncertificated   Interest,   Class   LC   Uncertificated   Interest,   Class  LD
Uncertificated Interest, Class LE Uncertificated Interest, Class LF Uncertificated Interest and Class LG Uncertificated Interest will constitute "regular interests" in REMIC I and the Class R-I Certificates will constitute the sole class of "residual interests" in REMIC I within the meaning of the Code.

               We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent.

                                          Very truly yours,



                                          /s/ Cadwalader, Wickersham & Taft

                                                                      SCHEDULE 1

NationsBanc Montgomery Securities LLC
100 North Tryon Street
Charlotte, North Carolina  28255

NationsLink Funding Corporation
100 North Tryon Street
Charlotte, North Carolina  28255


NationsBank, N.A.
100 North Tryon Street
Charlotte, North Carolina  28255


Capital Lease Funding, L.P.
110 Maiden Lane, 36th Floor
New York, New York  10038


Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007


Standard & Poor's Ratings  Services,  a division of the  McGraw-Hill  Companies,
  Inc.
25 Broadway
New York, New York  10004


Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, Illinois  60603


Midland Loan Services, Inc.
  in its capacity as Master Servicer and as Special Servicer
210 West 10th Street, 6th Floor
Kansas City, Missouri 64105


LaSalle National Bank
  in its capacity as Trustee and REMIC Administrator
135 South LaSalle Street
Chicago, Illinois  60603

ABN AMRO Bank N.V.
  in its capacity as Fiscal Agent
135 South LaSalle Street
Chicago, Illinois  60603